Exhibit 10.3
FIRST AMENDMENT TO
SEPARATION AGREEMENT

This First Amendment (this “Amendment”) to the Separation Agreement (the “Agreement”) by and between Edward McKissic (the “Employee”) and Group 1 Automotive, Inc. (“Group 1” or the “Company”), dated for reference as of February 24, 2025, is hereby entered into by the Company and the Employee to be effective February 28, 2025 (the “Amendment Date”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Employee and the Company wish to enter into this Amendment in order to clarify the intent of certain terms of the original Agreement.

NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Agreement is hereby amended as follows:

1.Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)    With respect to the 93 shares of restricted stock which have not vested and are due to vest on May 11, 2025 (the “May 2025 Shares”), and subject to the conditions set forth in Section 1, the Company agrees that (i) the May 2025 Shares will not be forfeited immediately following the Termination Date, (ii) the Employee shall vest in those May 2025 Shares on March 4, 2025, and (iii) the May 2025 Shares shall not be subject to the two-year restraints placed on all other shares subject to a “Qualified Retirement” (as defined in the restricted sock grant agreement) provisions. With respect to the outstanding 1,085 performance shares for which the performance measures have been met and which would otherwise have vested on December 31, 2025 (the “December 2025 Shares”), the Company agrees that (i) the December 2025 Shares will not be forfeited immediately following the Termination Date, and (ii) the Employee shall be entitled to vest in, and receive settlement of, those December 2025 Shares at the time provided within the applicable performance share award agreements governing those awards, subject to the terms of the applicable performance share grant agreement other than with respect to any continued employment requirements contained therein. All other outstanding equity-based compensation awards held by the Employee at the time of Employee’s termination of employment shall be forfeited for no consideration pursuant to the terms and conditions of such equity compensation awards. Any vesting pursuant to this Section 2(b) will be subject to any applicable tax withholding.
2.Reference to the “BMW 8 series” within Section 2(c) of the Agreement shall be deleted in its entirety and replaced with a reference to “BMW 7 series.”

3.A new Section 2(d) shall be added to the Agreement as follows:

(d)    Subject to the Employee’s compliance with Section 2(c) with respect to his BMW 7 series, on August 15, 2025, the Company agrees to transfer the ownership of an automobile to Employee. Employee may choose the automobile, but only up to a value of $100,000 (determined by using the Manufacturer's Suggested Retail Price).

4.Except as expressly modified by this Amendment, all other terms, conditions and covenants in the Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows]

Exhibit 10.3
In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: GROUP 1 AUTOMOTIVE, INC.	EMPLOYEE:
/s/ Daryl Kenningham	/s/ Edward McKissic
By: Daryl Kenningham	Edward McKissic
Title: President and Chief Executive Officer
Date: March 3, 2025	Date: March 3, 2025